EXHIBIT 77.H


77.H     CHANGES IN CONTROL OF REGISTRANT

Columbia International Fund - Class Z

Controlling interest went to record owners, Fleet National Bank FBO CMC Omnibus C/R, Gales & Co. # 876 and Gales & Co. # 4088 at 54.07%, 59.43% and 27.53%,
respectively. No other client holds more than 25% of Class Z shares of the fund.


Exhibit 77.E

Sub-Item 77.E  Legal Proceedings


Recently, Columbia Management Advisors, Inc. ("CMA") has been named as a defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Registrant are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. CMA and the other defendants to these actions, including various affiliates, mutual funds advised by CMA and its affiliates, and directors of such funds, have denied these allegations and are contesting the plaintiffs' claims. The above-named actions were consolidated on March 2, 2005 (In re Columbia Entities Litigation, Civil Action No. 04-11704-REK).

On January 11, 2005, a putative class action lawsuit (Lefler, et. al. v. Hacker, et. al.,) was filed in the U.S. Disrict Court for the District of Massachusetts against, among others, the Trustees of the Fund and Columbia. The lawsuit alleges that defendants violated common law duties to fund shareholders as well as sections of the Investment Company Act of 1940, by failing to ensure that the Fund and other affiliated funds participated in securities class action settlements for which the funds were eligible. Specifically, plaintiffs allege that defendants failed to submit proof of claims in connection with settlements of securities class action lawsuits filed against companies in which the funds held positions.

Various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of February 28, 2005, the following complaints have been received:

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., et al. United States District Court

         District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, Columbia Acorn Trust, FleetBoston Financial Corporation, et al.

         United States District Court
         Southern District of New York
         Case # 04 CV 1576


(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS

                                                                  EXHIBIT 77.Q.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                    COLUMBIA INTERNATIONAL STOCK FUND, INC.


         Pursuant to ORS 60.134, Columbia International Stock Fund, Inc. (the "Corporation") hereby adopts an amendment to its Amended and Restated Articles of Incorporation.

         1. Section A of Article III of the Corporation's Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

         "A.      The  Corporation  is authorized to 2,000,000  shares of Common
                  Stock."

         2. Article III of the Corporation's Amended and Restated Articles of Incorporation is amended to add new Sections I and J as follows:

         "I.      The Board of Directors hereby designates 100,000,000 shares of the authorized but unissued shares of Common Stock as 100,000,000 authorized but unissued shares of Class G Common Stock.

         "J. The shares of Class G Common Stock classified hereby shall have the relative right, preferences, and limitations as set forth elsewhere in these Articles with respect to Common Stock generally, shall be subject to the charges and expenses imposed by the Board of Directors pursuant to a plan adopted under Rule 18f-3 (or successor or similar provision) under the 1940 Act and disclosed in the registration statement of the Corporation on Form N-1A (or any successor form)filed with the Securities and Exchange Commission, including the Corporation's prospectus and Statement of Additional Information as amended from time to time, in effect at the time such shares are issued (the "Registration Statement"), and shall have the following relative rights, preferences and limitations:

                  (1) At the times determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the 1940 Act and as disclosed in the Registration Statement, shares of Class G Common Stock of the Corporation shall be automatically converted into shares of Class A Common Stock of the Corporation, subject, in each case, to any conditions of conversion imposed by the Board of Directors (or with the authorization of the Board of Directors, the officer of the Corporation) and disclosed in the the Registration Statement."

         3. The amendment was adopted by the Board of Directors on October 13, 2004. Pursuant to ORS 60.434(6) shareholder action was not required.

         DATED: March  18 , 2005
                      ----

                                         COLUMBIA INTERNATIONAL STOCK FUND, INC.


                                         By: /s/ J. KEVIN CONNAUGHTON
                                            ------------------------------------
                                         Name: J. Kevin Connaughton
                                         Title: Treasurer